Exhibit  99.1

IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. DECLARES
QUARTERLY CASH DIVIDEND

Southampton, Pa., April 13, 2016 – Quaint Oak Bancorp, Inc. (OTCQX: QNTO) (the "Company"), the holding company for Quaint Oak Bank, announced today that its Board of Directors at their meeting on April 13, 2016, declared a quarterly cash dividend of $0.04 per share on the common stock of the Company payable on May 9, 2016, to the shareholders of record at the close of business on April 25, 2016.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to announce our seventh consecutive annual increase in our quarterly cash dividend to $0.04 per share, which represents a 6.7% increase in the dividend rate following our mid-year increase in October 2015.  The increased dividend is a reflection of our positive financial performance for fiscal 2015 which ended on a very positive note with the fourth quarter and year-end earnings recorded as the highest earning quarter and year in our history.  As always, our current and continued business strategy includes long term profitability and the payment of dividends. This focus reflects the Company's strong commitment to shareholder value."

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two regional offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059